UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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1847 GOEDEKER INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 21, 2021, 1847 Goedeker Inc. issued the following press release:

1847 Goedeker Issues Letter to Stockholders
Regarding Leadership Team’s Vision and Strategy

ST. CHARLES, Mo.--(BUSINESS WIRE)--1847 Goedeker Inc. (NYSE American: GOED) ("Goedeker" or the "Company"), one of the largest specialty ecommerce players in the U.S. household appliances market, today issued the below letter, signed by recently-appointed Chief Executive Officer Albert Fouerti, to the Company’s stockholders. As a reminder, Goedeker’s inaugural Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on Wednesday, November 10, 2021. Further information regarding the Annual Meeting will be set forth in the Company's notice of the Annual Meeting, proxy statement and other proxy materials. Stockholders are not being asked to take action at this time.

***

Fellow Stockholder,

I recently accepted the Chief Executive Officer role at 1847 Goedeker Inc. (“Goedeker” or the “Company”) for a simple reason: the Company has a unique opportunity to become the pure play ecommerce leader in the $32 billion U.S. home appliances category. My goal is to build a world-class business that ultimately holds a double-digit share of the category. That is why I am devoting all of my energy and time to implementing the type of strategy that produced years of growth for Appliances Connection, Inc. (“Appliances Connection”) prior to the combination with Goedeker.

With this context in mind, I want to stress that Goedeker is only beginning its pursuit of scale and market leadership. We just closed the Appliances Connection transaction in June and initiated a management transition in August. We are still integrating the two businesses and putting the pieces in place to offer customers unrivaled selection, the most competitive pricing, faster shipping and a differentiated ecommerce experience that allows them to conceptualize appliances in their homes. Our mission is to make it as easy as possible for customers to execute orders through a click of the mouse or a phone call.

Fortunately, we have the right people and the right plan to accelerate the integration and speed up our foundation-building phase. I am confident enough in our prospects that I recently added to my sizable stockholdings by purchasing 330,000 shares on the open market. My interests remain squarely aligned with yours.

In an effort to lay the groundwork for sustainable and profitable growth, our leadership is seeking to replicate the playbook that underpinned Appliances Connection’s success. This includes:

•	Ensuring expansive product selection. Due to our specialization in home appliances and strong relationships with suppliers, we are providing customers expanded access to core, premium and luxury brands. This includes upgraded and environmentally-friendly products as well as more private label offerings. We believe this is a distinct value proposition that will continue to set Goedeker apart from brick-and-mortar retailers and larger ecommerce companies that treat home appliances like one component of a massive product catalog. Although there are near-term inventory headwinds due to supply chain disruptions, we are leveraging our new economies of scale and purchasing power to obtain as much inventory as possible. We expect demand for our products to remain strong for the foreseeable future due to the thriving housing economy.

•	Prioritizing competitive pricing. Thanks to our economies of scale and technology capabilities, we are now offering the minimum advertised price approximately 88%-92% of the time. We believe our consumer-friendly pricing can become even more enticing once supply chain constraints ease and suppliers increase promotions that Goedeker can pass along to customers. We will continue to invest in best-in-class pricing algorithms and the latest insights to adjust pricing in as close to real-time as possible.

•	Providing fast and reliable shipping via a growing fulfillment network. We are in the process of expanding our fulfillment network to provide cost-effective, quicker and more dependable shipping. Given our expanding customer bases in the southeast and southwest, we are identifying well-positioned fulfillment centers in Florida, Texas and California. Our thorough cost-benefit analysis leads us to believe that establishing facilities in these geographies will limit the number of delivery transfers and touches on orders, thereby reducing shipping expenses and minimizing the likelihood of product damage that spurs customer dissatisfaction.

•	Strengthening customer service. We are replicating the Appliances Connection customer care model at Goedeker. This means building a customer care team that is instinctively accommodative and exceptionally well-versed when it comes to our products. Our team is already cutting down on call wait times and improving online response times. We are doing everything in our power to drive lifetime customer loyalty.

•	Maintaining a best-in-class technology stack and digital marketing presence. Since joining the Company, I have been working with our teams to ensure that the integrated Appliances Connection and Goedeker fulfillment network has the very best warehouse management and logistics systems. This will allow us to better track our existing inventory and emerging needs, ultimately helping mitigate margin erosion. We are also optimizing the Company’s front-end technology, including our web properties and pay-per-click marketing programs.

•	Initiating a rebrand that will result in Appliances Connection and Goedeker operating under one brand. We have retained a top marketing agency to help us establish an inviting, memorable brand that can maintain lifetime customer loyalty. Taking this step will allow us to have one website, one marketing strategy and one set of customer analytics. We expect this rebrand to be a strong tailwind for us once it is finalized in early 2022.

Although we guided significant revenue growth for fiscal year 2021 in our August 12th earnings release, our opportunity is long-term in nature. I firmly believe that executing on the aforementioned initiatives in the coming quarters will give us the opportunity to grow sustainably and profitably for years to come. The Board of Directors (the “Board”) and I are committed to seizing meaningful market share – not being a niche player.

I also want to take this opportunity to note that we have been working to strengthen our corporate governance over the past quarter, including by:

•	Appointing Ellery W. Roberts, who is a meaningful stockholder, as Executive Chairman. Ellery, who possesses significant capital markets acumen and strategic planning experience, is the ideal partner for our management team. He is actively involved in our capital allocation decisions and efforts to unlock post-transaction business efficiencies. His willingness to assume a larger role as Executive Chairman allows the management team to devote more of its time to accretive, revenue-generating actions.

•	Adding Alan P. Shor as a director. Alan, who has significant specialty retail experience, previously drove an impressive turnaround at Zales Corporation. He subsequently co-founded the Retail Connection, which is a specialized banking and advisory firm for retailers. He has been a tremendous asset to the management team since joining the Board this past summer.

•	Carrying out an ongoing refresh of the Board. The Board’s Nominating and Governance Committee has been working to identify new directors with experience in ecommerce, home appliances, fulfillment and the capital markets. We are working to appoint individuals with skillsets aligned to our greatest needs and opportunities. The search process is well underway and includes input from our stockholders, and we expect to add new directors in the near-term.

We look forward to receiving continued feedback from stockholders – both large and small – on our strategy and efforts to strengthen the Company’s corporate governance. What we do not welcome, however, is the costly, disruptive and unwarranted activist campaign recently initiated by Kanen Wealth Management (“Kanen”). You may be aware that Kanen has publicly nominated five director candidates and is seeking to obtain control of the Board and, in turn, your Company. It is disappointing that Kanen insists on running this type of potentially destabilizing campaign after claiming to support my appointment as Chief Executive Officer and while the Company is running a publicly-disclosed Board refreshment process that has taken into account stockholder input.

I look forward to engaging with you in the weeks leading up to the Company’s Annual Meeting of Stockholders about our Board, the business and the significant opportunities ahead of us under my leadership.

Thank you for your investment in Goedeker and for your consideration and support.

Sincerely,

Albert Fouerti

Chief Executive Officer and Director

1847 Goedeker Inc.

About Goedeker

Goedeker is an industry leading e-commerce destination for appliances, furniture, and home goods. Through its June 2021 acquisition of Appliances Connection, Goedeker created one of the largest pure-play online retailers of household appliances in the United States. With warehouse fulfillment centers in the Northeast and Midwest, as well as showrooms in Brooklyn, New York, and St. Louis, Missouri, Goedeker offers one-stop shopping for national and global brands. We carry many household name-brands, including Bosch, Cafe, Frigidaire Pro, Whirlpool, LG, and Samsung, and also carry many major luxury appliance brands such as Miele, Thermador, La Cornue, Dacor, Ilve, Jenn-Air and Viking among others. We also sell furniture, fitness equipment, plumbing fixtures, televisions, outdoor appliances, and patio furniture, as well as commercial appliances for builder and business clients. Learn more at www.Goedekers.com.

Important Additional Information

The Company, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting of Stockholders (the “Annual Meeting”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Form 1 Registration Statement, as amended (collectively, the “S-1”), initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 3, 2021, and amended on each of May 13, 2021, May 24, 2021 and May 25, 2021. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s S-1, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 or Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. The Company intends to file a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting will contain information regarding the direct and indirect interest, by securities holding or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s definitive proxy statement, then such changes will be set forth in SEC filings on Form 3, 4, and 5. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.goedekers.com.

Contacts

For Stockholders:

Goedeker Investor Relations

ir@goedekers.com

or

Morrow Sodali

Mike Verrechia, 800-662-5200

m.verrechia@morrowsodali.com

For Media:

MKA

Greg Marose / Charlotte Kiaie, 646-386-0091

GOED@mkacomms.com

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